EXHIBIT 23.1

Lazar Levine & Felix LLP

                         Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1998 Consultant Stock Plan and Year 2000 Stock Option Plan of our report dated April 12, 2000, with respect to the financial statements of PTN Media, Inc. as and for the year ended December 1999, including the consolidated balance sheet of PTN Media, Inc. and subsidiary (a development stage company) as of December 31, 1999, and the related statements of operations, shareholders' equity (deficit), and cash flows for the year ended December 31, 1999 and the period from May 27, 1997 (inception) to December 31, 1999.



                                                 Lazar Levine & Felix LLP


New York, NY
June 11, 2001